Exhibit 2.3 Name Change

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
E-INVESTMENTS, INC.

FILED #C4360-99

AMENDMENT #1

Pursuant to the provisions of Section 10-061, Nevada Revised Statutes, the undersigned corporation adopts the following article of amendment to its articles of incorporation.

FIRST: The name of this corporation is E-Investments, Inc.

SECOND: Article 1 of the articles of incorporation of this corporation is hereby amended to read in its entirety as follows:

ARBOR, INC.

THIRD: The date of adoption of this amendment by the shareholders of this corporation is: December 9, 1999.

FOURTH: The number of shares of the corporation outstanding at the time of adoption of this amendment was 2,616,000 and the number of shares entitled to vote thereon was 2,616,000; All 2,616,000 shares are of the same class.

FIFTH: The number of outstanding shares voted for this amendment was 2,477,000 and the number of shares voted against this amendment was zero.

SIXTH: This amendment does not provide for an exchange, reclassification, or cancellation of issued shares.

SEVENTH: This amendment does not effect a change in the amount of stated capital of the corporation.

DATED: December 9, 1999

/s/
Joginder Brar, President

/s/
Jaroslav Zubik, Secretary

NOTARY

/s/
12/9/99

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